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                                                                     EXHIBIT 8.1

                           [LETTERHEAD OF SASM&F LLP]

                                 March 31, 1998

Apartment Investment and Management Company
1873 South Bellaire Street
Denver, Colorado 80222

Ladies and Gentlemen:

     We have acted as counsel to you, Apartment Investment and Management Company, a corporation organized under the laws of Maryland ("AIMCO"), in connection with the proposed merger (the "Merger") of Ambassador Apartments, Inc., a Maryland corporation ("Ambassador") with and into AIMCO. This opinion is being furnished pursuant to Section 8.2(e) of the Agreement and Plan of Merger, between AIMCO and Ambassador, dated as of December 23, 1997 (the "Agreement"). Except as otherwise defined herein, capitalized terms have the meanings set forth in the Agreement.

     In rendering our opinion, we have reviewed and relied upon the Agreement, the Proxy Statement/Prospectus filed with the Securities and Exchange Commission on March 30, 1998 (the "Prospectus"), and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain statements, representations and covenants made by AIMCO, Ambassador and certain stockholders of Ambassador, including representations and covenants in letters from AIMCO, Ambassador and certain stockholders of Ambassador (the "Tax Certificates") and we have assumed that the Tax Certificates will be complete and accurate, and will be re-executed as of the Effective Time.

     In rendering our opinion, we have assumed that the Merger will be consummated in accordance with the Agreement. We have also assumed that the Prospectus and the Agreement accurately describe the material facts of the Merger and all other transactions related to the Merger and reflect the material facts pertinent to AIMCO and Ambassador. In addition, as to any facts material to our opinion which we did not independently establish or verify, we have relied upon facts, statements, representations and covenants of officers and other representatives of AIMCO and Ambassador, and of other persons, including statements, representations and covenants in the Tax Certificates. Our opinion is conditioned on, among other things, the accuracy of such facts, statements, representations and covenants, as of the date of the closing of the Merger and, to the extent provided, thereafter.

     In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial opinions, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

     Based solely upon and subject to the foregoing, we are of the opinion that under current law, the Merger should qualify as a "reorganization" for U.S. federal income tax purposes under Section 368(a) of the Code, and AIMCO and Ambassador should each be a party to such reorganization within the meaning of
Section 368(b) of the Code. We are also of the opinion that the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Consequences of the Merger" and the caption "Federal Income Tax Consequences Related to AIMCO" are correct in all material respects, and the discussion thereunder fairly summarizes the material federal income tax consequences of the Merger to an Ambassador stockholder and the U.S. federal income taxation of AIMCO generally.
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Apartment Investment and Management Company
March 31, 1998
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     Except as expressly set forth above, we express no other opinion. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent in accordance with the requirements of Item 601(a)(23) of Regulation S-K under the Securities Act, to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,
                                          /s/ SKADDEN, ARPS, SLATE,
                                            MEAGHER & FLOM LLP

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